Exhibit 11

                  LILLIAN VERNON CORPORATION AND SUBSIDIARIES
                   FOR THE FISCAL YEARS 1996, 1995 AND 1994


     COMPUTATION OF EARNINGS PER SHARE ASSUMING PRIMARY AND FULL DILUTION
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




                                     FEBRUARY 24, 1996               FEBRUARY 25, 1995              FEBRUARY 26, 1994
                               ----------------------------    ----------------------------    ---------------------------
                                PRIMARY     FULLY DILUTED       PRIMARY     FULLY DILUTED       PRIMARY     FULLY DILUTED
                               ---------   ---------------     ---------   ---------------     ---------   ---------------


Net income                       $5,729         $5,729          $13,620        $13,620          $12,772        $12,772
                               ---------   ---------------     ---------   ---------------     ---------   ---------------

Common Shares:

 Average number of
   shares outstanding             9,713          9,713            9,555          9,555            9,448          9,448
 Assumed exercise
   of stock options                 268            268              337            337              184            310
                               ---------    --------------     ---------   ---------------     ---------   ---------------
                                  9,981          9,981            9,892          9,892            9,632          9,758
                               ---------    --------------     ---------   ---------------     ---------   ---------------


Diluted Earnings Per Share        $0.57          $0.57            $1.38          $1.38            $1.33          $1.31
                               ---------    -------------     ----------  ----------------     ---------   ---------------


                             E-15